Filed Pursuant to Rule 424(b)(3)

Registration No. 333-158666

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated July 23, 2009)

KAR HOLDINGS, INC.

$150,000,000 Floating Rate Senior Notes Due 2014

$450,000,000 8 3/4% Senior Notes Due 2014

$425,000,000 10% Senior Subordinated Notes Due 2015

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 11, 2009. You should read this Prospectus Supplement No. 2 in connection with the prospectus, dated July 23, 2009, including the prospectus supplement dated August 12, 2009. This Prospectus Supplement No. 2 is qualified by reference to the prospectus, including the prospectus supplement dated August 12, 2009, except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained therein.

SEE “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS AND UNDER ITEM 1A IN THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes effected from time to time. Goldman, Sachs & Co. may act as principal or agent in these transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

GOLDMAN, SACHS & CO.

September 11, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2009

KAR Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	333-148847 (Commission File Number)	20-8744739 (I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices)

(Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2009, the Board of Directors of KAR Holdings, Inc. (the “Company”) issued a press release announcing the appointment of Jim Hallett as its Chief Executive Officer, replacing Brian Clingen who will remain as Chairman of the Board of the Company. Tom Caruso, ADESA, Inc.’s current Chief Operating Officer, will assume Mr. Hallett’s previous role as Chief Executive Officer and President of ADESA. These changes were effective on September 8, 2009.

Mr. Hallett, age 56, has been involved with ADESA in various roles for over 12 years and has been involved in the vehicle remarketing industry for over 35 years. Mr. Hallett has previously served in the following positions:

•	Chief Executive Officer and President of ADESA from April 2007 to September 2009;

•	President of Columbus Fair Auto Auction from August, 2005 to April 2007;

•	Executive Vice President of ADESA from August 1996 to May 2005;

•	President of ADESA between August 1996 and October 2001 and again between January 2003 and March 2004;

•	Chief Executive Officer of ADESA from August 1996 to July 2003;

•	Chairman of the Board of ADESA from October 2001 to July 2003; and

•	Chairman, President and Chief Executive Officer of ALLETE Automotive Services, Inc. from January 2001 to January 2003.

Mr. Caruso, age 50, has been involved with ADESA in various roles for over 16 years and has been involved in the vehicle remarketing industry for over 29 years. Mr. Caruso has previously served in the following positions:

•	Chief Operating Officer of ADESA from May 2008 to September 2009;

•	Executive Vice President of ADESA from April 2007 to May 2008;

•	Regional Vice President of ADESA from January 2000 to April 2007; and

•	General Manager of ADESA Boston from November 1992 to January 2000.

Messrs. Clingen and Hallett will continue to serve on the Company’s Board of Directors.

Item 7.01	Regulation FD Disclosure.

The press release issued by the Company on September 8, 2009 announcing the foregoing events is furnished with this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Document

99.1	Press Release, dated September 8, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 11, 2009	KAR Holdings, Inc.
	By:	/s/ Eric M. Loughmiller
		Name:	Eric M. Loughmiller
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

99.1	Press Release, dated September 8, 2009

Exhibit 99.1

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

(317) 249-4254

eric.loughmiller@adesa.com

KAR Holdings Announces Changes in Management Team

Carmel, Indiana, September 8, 2009 — KAR Holdings, Inc., a leading provider of vehicle and salvage auction services in North America, today announced the appointment of Jim Hallett as its Chief Executive Officer, replacing Brian Clingen who will remain as Chairman of the Board of KAR Holdings. Tom Caruso, ADESA, Inc.’s current Chief Operating Officer, will assume Mr. Hallett’s previous role as Chief Executive Officer and President of ADESA. These changes will be effective immediately.

Commenting on the appointments, Brian Clingen said, “These moves reflect the tremendous accomplishments that Jim and the KAR Holdings leadership team have achieved in what has been an extremely challenging environment. The Board of Directors and I look forward to working with Jim in his new role as he leads the continued growth and success of KAR Holdings.”

In reaction to his new role, Jim Hallett stated, “I’m honored to follow Brian as the next CEO of KAR Holdings and am excited to assume this new role. Over the last two and half years since the formation of KAR Holdings and its family of companies, I believe we have grown into a cohesive company with a reputation for outstanding service to all of its customers. I look forward to building on this foundation.”

Jim Hallett commented on the appointment of Tom Caruso as Chief Executive Officer and President of ADESA, “Tom has been an integral part of the success ADESA has achieved both internally with employees and externally with customers. Tom Caruso’s character, reputation and tremendous work ethic will enable him to very effectively transition to this new leadership role.” Tom Caruso added, “I look forward to the new challenges as CEO and President of ADESA. In my new role, I will focus on providing leadership to all of the employees of ADESA while ensuring we provide exceptional service to all of our customers.”

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About KAR Holdings, Inc.

KAR Holdings, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 61 used vehicle sites, Insurance Auto Auctions, Inc., a leading North American salvage auto auction company whose operations span North America with over 150 sites and Automotive Finance Corporation, a leading capital funding source for the used vehicle industry with 87 sites across North America. For further information on KAR Holdings, ADESA, Insurance Auto Auctions or Automotive Finance Corporation, visit the company’s Web site at http://www.karholdingsinc.com.

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